Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 FINANCIAL PRODUCTS FACT SHEET (K177)

Offering Period: July 18, 2012 – July 25, 2012

2-year Autocallable Buffered Return Equity Securities
Linked to the Performance of the Common Stock of Caterpillar Inc.

Return Profile

•	2-year Autocallable Buffered Return Equity Securities linked to the performance of the common stock of Caterpillar Inc.
•	If a Trigger Event occurs, the investor will receive a cash payment equal to the principal amount of the securities held multiplied by the sum of 1 plus the Call Return.
•	If a Trigger Event does not occur and the Final Share Price is greater than or equal to the Initial Share Price, the investor will receive the greater of the Fixed Payment Percentage and full participation in the appreciation of the Reference Shares.
•	If the Final Share Price is less than the Initial Share Price by not more than the Buffer Amount, the investor will be entitled to receive the principal amount at maturity.
•	If the Final Share Price is less than the Initial Share Price by more than the Buffer Amount, the investor will lose 1% for every 1% decline in the Reference Shares beyond the Buffer Amount.
•	Any payment on the securities is subject to our ability to pay our obligations as they become due.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch
Trade Date:	Expected to be July 26, 2012
Settlement Date:	Expected to be July 31, 2012
Reference Shares:	Caterpillar Inc.
Automatic Early Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and the investor will receive a cash payment equal to the principal amount of securities held multiplied by the sum of 1 plus the Call Return.
Trigger Event:	A Trigger Event will occur if the closing price of the Reference Shares on the Review Date is greater than the Trigger Price.
Trigger Price:	100% of Initial Share Price.
Call Return:	Expected to be 10% (to be determined on the Trade Date).
Review Date:	August 1, 2013
Automatic Early Redemption Date:	August 6, 2013
Fixed Payment Percentage:	Expected to be 20% (to be determined on the Trade Date).
Redemption Amount:	If the securities are not automatically redeemed prior to maturity, the investor will receive an amount in cash equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return.
Underlying Return:	If (a) the Final Share Price is greater than or equal to the Initial Share Price, then the greater of (i) the Fixed Payment Percentage and (ii) an amount calculated as follows: [(Final Share Price – Initial Share Price) / Initial Share Price]; (b) if the Final Share Price is less than the Initial Share Price by not more than 20%, then: zero; (c) if the Final Share Price is less than the Initial Share Price by more than 20%, then: [(Final Share Price – Initial Share Price) / Initial Share Price] + Buffer Amount.
Buffer Amount:	Expected to be 20% (to be determined on the Trade Date)
Initial Share Price:	The closing price of the Reference Shares on the Trade Date.
Final Share Price:	The closing price of the Reference Shares on the Valuation Date.
Valuation Date:	July 28, 2014
Maturity Date:	July 31, 2014
CUSIP:	22546TWQ0

Benefits

•	Offers the greater of a Fixed Payment Percentage or uncapped participation in the appreciation of the common stock of Caterpillar Inc.
•	Reduced downside risk due to a Buffer Amount of 20%.

Hypothetical Returns at Maturity

Percentage Change from the Initial Share Price to the Final Share Price of the Reference Shares	Redemption Amount per $1,000 Principal Amount (1)(2)(3)
70%	$1,700.00
60%	$1,600.00
50%	$1,500.00
40%	$1,400.00
30%	$1,300.00
20%	$1,200.00
10%	$1,200.00
0%	$1,200.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$900.00
-40%	$800.00
-50%	$700.00

(1) Assumes a Fixed Payment Percentage of 20% (to be determined on the Trade Date).

(2) Assumes a Buffer Amount of 20% (to be determined on the Trade Date).

(3) Subject to Automatic Early Redemption.

Product Risks

•	Your investment may result in a loss of up to 80% of principal.
•	The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
•	The securities do not pay interest.
•	The Redemption Amount will be less than the principal amount if the Final Share Price is less than the Initial Share Price by more than the Buffer Amount.
•	The securities are subject to Automatic Early Redemption. If this occurs, the return will be limited to the Call Return and the investor will not participate in the appreciation of the Reference Shares.

(See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (years)	2 years
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET (K177)

Offering Period: July 18, 2011 – July 25, 2011

2-year Autocallable Buffered Return Equity Securities

Additional Risk Considerations

•Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•Anti-dilution protection is limited.

•Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Reference Shares.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section in the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 18, 2012, Underlying Supplement dated March 23, 2012, Product Supplement No. AK-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010312003637/dp31708_424b2-k177.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.